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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 13, 2000, relating to the financial statements and financial highlights which appears in the August 31, 2000 Annual Reports to Shareholders of Flag Investors Top 50 World, Flag Investors Top 50 US, Flag Investors Top 50 Europe, Flag Investors Top 50 Asia, Flag Investors Japanese Equity Fund and Flag Investors European Mid-Cap Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Information" in such Registration Statement.




PricewaterhouseCoopers LLP

Baltimore, Maryland
December 27, 2000